UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2012, Stratus Properties Inc. (“Stratus”) entered into a Loan Agreement (“Loan Agreement”) by and among Stratus and certain of its wholly owned subsidiaries, Stratus Properties Operating Co., L.P., Circle C Land, L.P., and Austin 290 Properties, Inc., as borrowers, and Comerica Bank (“Comerica”), as lender. The Loan Agreement renews, extends and modifies Stratus' $45.0 million credit facility with Comerica, comprised of a $35.0 million revolving line of credit and a $10.0 million term loan, that was scheduled to mature on December 31, 2012.

The Loan Agreement provides for a $48.0 million credit facility, divided into three tranches as follows: (1) a $35.0 million revolving line of credit, (2) $3.0 million for letters of credit, and (3) a $10.0 million construction loan. The interest rate applicable to amounts borrowed under each loan is an annual rate of LIBOR plus 4.0%, with a minimum interest rate of 6.0%. The credit facility will mature on November 30, 2014.

Proceeds from the revolving loan may be used to fund Stratus' working capital needs, including land acquisitions; however, without prior approval from Comerica, individual land acquisitions shall not exceed $3.0 million and aggregate land transactions shall not exceed $10.0 million. Proceeds from the letter of credit tranche shall be used to fund additional working capital needs. Proceeds from the construction loan shall be used to develop the regional road and infrastructure for Section N of Barton Creek.

Under the terms of the Loan Agreement (1) any distributions received by Stratus from its investment in the W Austin Hotel & Residences Project shall be paid to Comerica and applied against the $35.0 million revolving loan to the extent of any outstanding debt and (2) municipal utility district reimbursements and land sales proceeds directly related to Section N of Barton Creek shall be used to first repay the $10.0 million construction loan, with any excess used to pay down the $35.0 million revolving loan. Any amounts borrowed and repaid under the $10.0 million construction loan will not be available for future advance to Stratus. Repayments under the Loan Agreement can be accelerated by Comerica upon the occurrence of certain customary events of default.

The Loan Agreement contains customary financial covenants, including a requirement that Stratus maintain a minimum total stockholders' equity balance of $120.0 million, subject to certain adjustment provisions. The Loan Agreement also prohibits Stratus from purchasing, acquiring or redeeming any of its equity ownership interests; however, Stratus may repurchase up to $1 million of its outstanding common stock in the aggregate during the term of the loan.

Stratus' obligations under the Loan Agreement are secured by substantially all of Stratus' assets, except for properties that are encumbered by separate non-recourse permanent loan financing.

As of December 31, 2012, the aggregate principal balance outstanding under the revolving loan was $26.6 million and no amounts were outstanding under the letter of credit tranche or the construction loan.

The foregoing summary of the Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Stratus issued a press release dated January 7, 2013, announcing refinancing of the Comerica revolving credit facility (see Exhibit 99.1).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

See Item 1.01 which is incorporated by reference herein.

Item 8.01 Other Events.

As previously reported on a Form 8-K filed by Stratus with the SEC on September 12, 2012, in September 2012, Stratus entered into loan modification agreements with American Strategic Income Portfolio Inc., American Select Portfolio Inc. and American Strategic Income Portfolio Inc.-II, under which Stratus (1) paid off two of its seven unsecured term loans totaling $9 million and (2) reduced the interest rates from 8.750% to 7.250%, extended the maturity dates and modified the prepayment provisions of the remaining five unsecured term loans. Four loans totaling $15.0 million mature in 2015 and one loan totaling $8.0 million matures in 2016. As of December 31, 2012, the aggregate principal balance outstanding under the five remaining outstanding unsecured term loans is $23.0 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
----------------------------------------
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)
Date: January 7, 2013

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

10.1	Loan Agreement by and between Stratus Properties Inc., Stratus Properties Operating Co., L.P., Circle C Land, L.P., Austin 290 Properties, Inc. and Comerica Bank dated December 31, 2012.
99.1	Press Release dated January 7, 2013, titled “Stratus Properties Inc. Announces Refinancing of the Comerica Revolving Credit Facility.”